[DESCRIPTION] CONSENT OF INDEPENDENT AUDITORS



                                 EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Betz Laboratories, Inc. of our report dated January 30, 1996, included in the 1995 Annual Report to Shareholders of Betz
Laboratories, Inc.

     Our audits also included the financial statement schedule of Betz Laboratories, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-60557) pertaining to the Betz Laboratories, Inc. Stock Option Plan of 1987 of our report dated January 30, 1996, with respect to the financial statements incorporated herein by reference and our report included in the preceding paragraph withrespect to the financial statement schedule included in the 1995 Annual Report (Form 10-K) of Betz Laboratories, Inc.


ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 25, 1996



BETZ LABORATORIES INC.
Exhibit 27: Financial Data Schedule
Article 5 of Regulation S-X
(In thousands, except per share amounts)